Exhibit 10.16

*** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

CompleteTax® Program License Agreement

This CompleteTax® Program License Agreement (“Agreement”) is entered into by and between the individual or legal entity identified in the order form or renewal document which expressly incorporates this Agreement by reference (the “Licensee”) and CCH INCORPORATED (“CCH”) with offices at 2700 Lake Cook Road, Riverwoods, IL 60015-3867.

WHEREAS:

A.  CCH is the creator of CompleteTax®, an online, ASP-model “do-it-yourself” tax preparation program and the documentation related thereto (the “CCH Content”), including copyrighted materials from the CCH Tax Guide consisting of explanations, examples, worksheets, forms, tax-related news and highlights of tax law changes;

B.  CCH desires Licensee to market access to a Private Label version (under the “Private Label Option”) of CompleteTax® to be used online via CCH’s ASP infrastructure (the “Licensed Product”), and Licensee desires to so market and distribute the Licensed Product subject to and in accordance with the terms and conditions of this Agreement;

C.  CCH is willing to create, operate and control a Licensee-specific Web site (the “Portal Web Site”) through which End-Users can access the Licensed Product;

D.  CCH is willing to license to Licensee a software utility program (the “Toolkit”) that, along with a user ID and password specific to the Licensee’s Portal Web Site, enables Licensee to perform various design, administrative and communication functions with reference to the Licensee’s Portal Web Site;

F.  CCH is willing under the Private Label Option to place Licensee’s Marks on the pages of the Portal Web Site without, to the extent reasonably possible, any of the CCH Marks appearing on the Portal Web Site;

G.  CCH desires Licensee to place a link to the Portal Web Site on any Web sites owned or controlled by Licensee, Licensee’s Affiliates and Licensee’s Corporate Accounts, and to market and promote to prospective End-Users the Portal Web Site and the Licensed Product;

H.  CCH is willing to license the CCH Marks to Licensee for use solely in connection with the marketing, distribution or use of the Portal Web Site and the Licensed Product, in accordance with the terms and conditions of this Agreement;

I.  CCH is willing to withdraw from membership in the Free File Alliance (“FFA”) and is willing to allow Licensee to gain membership in the FFA using the Licensed Product.

J.  Licensee is willing to license the Licensee Marks to CCH for use solely in connection with the creation and operation of the Portal Web Site;

K.  CCH is willing to provide Licensee a portion of the Net Revenue collected from all End-Users who access the Licensed Product through the Portal Web Site;

L.  The Licensee’s right to provide access to the Licensed Product shall not be exclusive, and CCH may continue to promote to the general public and provide direct access to the Licensed Product;

M.  The prices charged to End-Users of the Private Label Option version of the Licensed Product may be varied by Licensee;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.              Definitions

1.1. “Affiliate” means, as to either party, any other person or entity that controls, is controlled by or is under common control with that party, whether by virtue of ownership, voting power, management or otherwise. A party shall be responsible and liable for the exercise by any of its Affiliates of any rights granted under this Agreement or the performance by any of its Affiliates of any obligations of such party hereunder.

1.2. “Bank Products” means vehicles (commonly referred to as Electronic Refund Checks, Refund Anticipation Checks, Refund Transfers, but may have other common names) that allow a taxpayer to pay the tax preparation fee(s) from their federal and/ or state tax refunds or similar products.

1.3. “CCH Marks” means the trade names, trademarks, service marks, company or product names, slogans, URLs and other intellectual property rights of CCH and its Affiliates which CCH in its discretion uses in connection with the marketing, distribution or use of the Portal Web Site and the Licensed Product, including without limitation CompleteTax® and “Powered by CCH”.

1.4. “Corporate Account” means, as to Licensee, any person or entity that has entered into an agreement with Licensee for the marketing and distribution of the Portal Web Site and the Licensed Product, including the placement of a link to the Portal Web Site on any Web sites owned or controlled by such person or entity. Licensee shall notify CCH of any Corporate Account and provide CCH such information as CCH may reasonably request regarding the marketing and distribution by such Corporate Account of the Portal Web Site and the Licensed Product. Licensee shall be responsible and liable for the exercise by any of its Corporate Accounts of any rights granted under this Agreement or the performance by any of its Corporate Accounts of any obligations of Licensee hereunder.

1.5. “Free File Alliance” or “FFA” means the Free File program established in November of 2001 by the Office of Management and Budget’s (OMB) Quicksilver Task Force instructing the IRS to provide free and secure online tax return preparation and filing services to taxpayers now offered via the IRS website (www.irs.gov).

        1.6. “Licensee Marks” means such trade names, trademarks, service marks, copyrights and other intellectual property rights connected to any data or materials that are uploaded by Licensee to the Portal Web Site through the Toolkit or otherwise delivered to CCH for use on the Portal Web Site;

1.7.  “Licensed Product” means the right for an End-User to access and use the private-labeled edition of the then-current version of CCH’s CompleteTax® online tax preparation software for U.S. federal and state income tax returns for the most recent completed tax year, via CCH’s online application service provider (“ASP”) infrastructure. The Licensed Product for the most recent completed tax year is typically available from mid-December to mid-December of the succeeding year. For clarity, under this Agreement actual copies of the CompleteTax® software are not delivered to Licensee or distributed in any form.

1.8. “Net Revenues” means the gross revenues received by CCH for the use of the Licensed Product to prepare and complete paid tax returns, which are then electronically filed and/or printed via the Portal Web Site, with payment received via either (a) credit or debit card transactions effected through the Portal Web Site, or (b) the Deduct Fee From Refund feature of the Portal Web Site, in each case net of (x) any credits or refunds given as a result of License Product malfunctions, transaction-processing errors or other End-User problems or otherwise, and (y) any

CCH Confidential	August 2010

credit/debit card charge backs implemented by the card issuers, and (z) any applicable governmental sales or use taxes, fees or charges. For clarity, CCH service charges other than for use of the Licensed Product for preparation of federal and/or state tax returns, and third party services made available through CCH or its partners on the Portal Web site, are excluded from Net Revenue. All revenues generated by these services belong exclusively to CCH and its partner service providers, and Licensee will not participate in the revenue generated by such ancillary services. At this time, these ancillary services consist of, but are not limited to tax return extensions, online chat support and credit card payment of taxes due. Ancillary services shall not include bank products. If Licensee facilitates any Bank Products to customers who have completed a tax return using CompleteTax, all revenues from the facilitation of Bank Products shall belong exclusively to Licensee. CCH will not have the right to charge any fees on Bank Products or similar products. Licensee shall have sole discretion to set pricing for Bank Products and may change pricing at any time during the term of the Agreement, providing such change does not require any work on the part of CCH. Licensee has the sole right to choose the issuing financial institution for Bank Products and may change issuing banks at any time during the term of this Agreement providing such change does not require any work on the part of CCH. In the event that the Licensee collects tax return filing fees directly from a third party (not via CCH or its affiliates) as part of Licensee’s facilitation of Bank Products, Licensee shall provide to CCH its portion of the tax return filing fees in such amount as described in the Revenue Share portion of Exhibit A of this Agreement.

1.9. “Portal Web Site” means a standardized Web site operated by CCH, which may have Licensee branding, through which End-Users may purchase the Licensed Product and access other tax-related resources maintained by CCH. All sales of the Licensed Product hereunder are to be routed through the Portal Web Site, including its payment function. CCH collects the revenues through this site and will owe Licensee the revenue share shown in Exhibit A.

1.10. “User” or “End-User” means an individual who purchases and uses the Licensed Product. For the mutual protection of CCH and Licensee, all access by end-users to the Licensed Product functionality online shall he preceded by a “click-through” End User agreement with terms, including warranty disclaimers and limitations of liability and remedies and prescribed by CCH. Licensee shall have no authority to waive or modify any terms of the End User agreement.

2.              Limited License. CCH hereby grants to Licensee a revocable, non-exclusive, non-transferable (without right to sub-license) worldwide and limited license to, in accordance with the terms and conditions of this Agreement, (i) market the Licensed Product itself, or through Affiliates and Corporate Accounts, to End-Users for sales on-line effected through the Portal Web Site, (ii) place a link to the Portal Web Site on any Web sites owned or controlled by Licensee, Licensee’s Affiliates and Licensee’s Corporate Accounts, (iii) use the Toolkit to perform various design, administrative and communication functions with reference to the Portal Web Site, and (iv) use the CCH Marks solely in connection with the marketing, distribution or use of the Portal Web Site and the Licensed Product.

3.              Exclusivity. The right to sell the Licensed Product on the Internet by online access via the Portal Web Site shall be non-exclusive. Licensee acknowledges that CCH currently contracts with numerous other parties for co-branded and private-label website access to the Licensed Product, and that CCH promotes to the general public and provides access to the Licensed Product directly to End-Users.

4.              Pricing and Revenue Sharing

4.1. Exhibit A. Exhibit A hereto sets forth the pricing and revenue sharing which apply under the Private Label Option during the Term. In the event CCH proposes any modifications to Exhibit A with respect to any renewal term of this Agreement, CCH shall provide Licensee notice of any such changes no less than thirty (30) days prior to the commencement of the renewal term to which such revised Exhibit A is intended to apply.

4.2. General:

a.                    CCH will not pay minimum guaranteed revenues to Licensee. As such, CCH also does not require Licensee to guarantee minimum Portal Web site traffic.

b.                   Free, discounted or premium-priced use of the Licensed Product may be provided by Licensee to select Users by using the Promotion Code feature within CompleteTax Toolkit.(see also Section 5.6(e)).

c.                    If Licensee’s Web site includes third-party advertising, CCH will not participate in the revenue generated by such advertising.

d.                   Tax returns must be completed to be included in Net Revenue, as CCH charges the tax return processing fee only when the tax return is completed and the User requests that the tax return be e-filed and/or printed. No remuneration to Licensee is provided for traffic from the Licensee’s Web site that does not result in a successfully completed and paid tax return which is then electronically filed and/or printed via the Portal Web Site (a “Completed Return”). In the event that the Licensee offers the Deduct Fee from Refund (DFFR) payment feature to the User, and the User uses this payment feature, and if the User’s tax preparation payment, along with the refund is withheld by the IRS, that return will not be considered to have been successfully e-filed and/or successfully completed and paid. In this event, since CCH will not receive a payment, the Licensee will not receive a share of revenue.

e.                    Licensees establishing sub-accounts with their own Affiliates or Corporate Accounts must negotiate the revenue share terms with those sub-accounts themselves. CCH will only remit payment under this Agreement to Licensee; any portion of Net Revenue that is to be received by the sub-accounts will be paid from Licensee’s share of the revenue and by Licensee. CCH will be entitled to the remuneration set forth in Exhibit A regardless of the involvement of a Licensee sub-account.

f.                      In the event that a User contests a tax preparation fee charge, the Licensee’s revenue share portion will be debited to the Licensee’s account. Credit card or other transaction fees associated with this contested charge will be assumed solely by CCH.

g.                   CCH will submit to Licensee, by mail or email, a revenue share report listing the Completed Returns. The revenue share report and the corresponding revenue share payment will be sent to Licensee within 30 days of each CCH monthly billing close, which occurs on or about the 25th of each month. Monthly revenue share payments will be made January through May, and then one additional payment will be made December 31.

h.                   In the case of Licensee collecting the tax preparation fees for any reason, Licensee will submit to CCH, by mail or email, a revenue share report listing the Completed Returns. The revenue share report and the corresponding revenue share payment will be sent to CCH within 30 days of each Licensee monthly billing close, which occurs on or about the 25th of each month. Monthly revenue share payments will be made January through May, and then one additional payment will be made December 31.

i.                       Payment will be made after the annual minimum commitment of paid Federal tax returns set forth in Exhibit A is reached. Revenue share by Licensee does not apply to this annual minimum commitment of paid Federal tax returns until after such required annual minimum commitment is reached.

j.                       Revenue share amounts, alternative price points and other fees set forth in Exhibit A are fixed for the Term of this Agreement.

5.              CCH Responsibility

5.1.      CCH, in its discretion, is responsible for developing, maintaining and providing the Licensed Product application, CCH Content and web sites, other than that portion of the content of the Portal Web Site which is customizable by Licensee using the Toolkit. The Software, updated for tax season 2011, including the enhancements described herein, shall be available for testing no later than November 15, 2010 with the production software being available for End User use the first week of January of each tax season.

5.2.      CCH is responsible for the costs of handling and processing the Licensed Product returns including technical support, electronic filing transmission, credit card payment processing, data storage, server requirements, program updates and User communications. CCH shall be acting, for purposes of Internal Revenue Code Section 7216, as an auxiliary service provider of Licensee in performing the services described in this Agreement (more particularly as a contractor under Treas. Reg. § 301.7216-2(d)(2)).

5.3.      Data for all the Licensed Product returns, both completed and work in process, will reside on secure servers. Data security, integrity, backup and maintenance are the sole responsibility of CCH. CCH uses appropriate industry standard measures designed to protect the integrity and security of all confidential Licensed Product client data, but CCH does not warrant that these measures are impossible to compromise or circumvent or incapable of failure.

5.4.      As between CCH and Licensee, CCH owns and shall retain all right, title and interest in the Licensed Product, its web sites www.completetax.com and www.internet-taxprep.com and its Portal Web sites. CCH will communicate directly with prospects and Users — whether they accessed the program directly from www.completetax.com or Portal Web sites. The Licensee’s web address and company name, if entered by Licensee in the CompleteTax Toolkit, will be used by CCH in all correspondence with the Users relating to the Licensed Product accessed via the Portal Web Site during the term of this Agreement. Notwithstanding the foregoing, upon termination or expiration of this Agreement, CCH shall not retain the right to communicate with and promote the Licensed Product and third party services directly to the Users referred by Licensee. Users are deemed to be clients of Licensee.

5.5.      CCH shall provide via email to a Licensee that has not previously customized a Portal Web Site a username and password to access the CompleteTax Toolkit within seven (7) business days after CCH accepts this signed Agreement. CCH shall provide Licensee any generally released update of the Toolkit. In the event of any inconsistency between the terms of this Agreement and the content in the CompleteTax Toolkit site, the terms and conditions of this Agreement shall control.

5.6.      CCH shall provide Licensee access to and use of the CompleteTax Toolkit. This online utility allows Licensee to control and perform some or all of the following:

a.                    Brand the Portal Web site and Licensed Product with Licensee’s name and logo.

b.                   Activate the “Deduct Fee from Refund” (DFFR) feature within the Licensed Product which allows Users an alternative method of payment of their tax return processing fee whereby they do not need a credit card or bank card. In conjunction with this feature, CCH will provide the interface to Licensee’s Bank Processing System.

c.                    Subject to applicable laws and regulations, monitor and track all tax return activity of Users who access the Licensed Product through a link from the Portal Web site through the use of the status system; provided, however, in no event shall any provision of this Agreement be construed or applied in a manner to require CCH to violate any laws or regulations, whether promulgated by the IRS, U.S. Treasury or otherwise, including, without limitation, with respect to the confidentiality or disclosure of taxpayer information. CCH shall have the right to appropriately alter the functionality of the Licensed Product, and the parties’ sharing of End-User information will likewise be adjusted as appropriate, in order to comply with applicable privacy or other laws and regulations as determined in the discretion of CCH.

d.                   Designate Licensee’s URL and company name for identification on communication e-mails sent by CCH to Users if Licensee enters these in the Toolkit.

e.                    Generate “Promotion Codes” that can be selectively distributed by Licensee to prospects and Users to allow free, discounted or premium return filing. Licensee is responsible for the CCH portion of revenue (40% of the collected revenue, but not less than $5 per Promotion Code) for these discounted or premium returns, irrespective of the price it decides to charge to the User and will be billed, or debited against the payments due from CCH to Licensee, accordingly, except for “free” returns processed under the FFA program that have no associated revenue of any nature of which CCH shall not be entitled to any revenue share.

f.                      Establish links, co-branding logos and other preferences for sub-accounts subject to any guidelines established by CCH from time to time.

g.                   Choose from multiple discounted or premium price options as described in Exhibit A. Choose from several essential links available in the Toolkit for direct linking to the Licensed Product, thereby bypassing the Portal Web Site.

h.                   The ability to choose which combination of Federal tax versions of the Licensed Product are offered on the Portal Web site (see Exhibit A). Available only when the essential links are used.

5.7.      CCH shall maintain the CCH Content throughout the term of this Agreement on a reasonably timely basis.

5.8.      CCH shall maintain the Licensed Program and the Licensed Program’s operating systems in such a manner as to make the Licensed Program available for use by End Users adhering to the same standards of availability as CCH maintains the CompleteTax program (i.e. 24 hours per day, 7 days per week, with exceptions for scheduled or emergency maintenance).

5.9.      CCH shall, to the extent feasible, allow Licensee to provide support for the Licensed Product using tools currently available for providing such support and Licensee shall be responsible for providing e-mail technical support, chat, and tax support specific to the use of the Licensed Product to End-Users at Licensee’s sole expense, provided, that CCH is permitted to charge separately for any support not provided by Licensee and these charges are not includable within Net Revenue and not subject to revenue sharing with Licensee. If modifications to the currently available support tools are required in order for Licensee to provide such support, the cost of said modifications will be defined as customer development and billed to Licensee at the rates provided herein.

a.  All revenue collected by CCH from the use of chat services or any other support services provided by Licensee shall be remitted to Licensee and not subject to any revenue share.

5.10.   CCH shall establish a protocol and a management escalation process for support of Licensee’s support of the Licensed Program. Hours for such support will generally coincide with CCH’s normal hours of support of the CompleteTax product. Ownership and Use of End-User Data. As between CCH and Licensee, Licensee will own the personal data and tax return information provided by its End-Users and thus will own the End User relationships. Except as expressly set forth otherwise under this Agreement, as between Licensee and CCH, Licensee is responsible for all such data and information and complying with all laws and regulations related thereto, including without limitation for purposes of Internal Revenue Code Section 7216 and other privacy laws and regulations.

a.  CCH shall provide Licensee with customer and return data as are reasonably requested by Licensee on a daily basis.

5.11.   Free File Alliance Membership. As a condition of this Agreement, CCH will withdraw from membership in the FFA during the term of this Agreement and allow Licensee to gain membership in Licensee’s name using the Licensed Product. Such Licensed Product as delivered by CCH shall conform to FFA policies and regulations to the extent not modified by Licensee. Upon Termination of this Agreement, CCH may reclaim membership in the FFA using the CompleteTax program and Licensee will immediately cease offering the Licensed Program on the FFA site. However, all then current End Users of the Licensee FFA site will belong to Licensee.

6.     Licensee Responsibility

6.1.                Licensee shall receive certain software (the “Software”) to enable Licensee’s use of the on-line Toolkit. Licensee may make a reasonable number of copies of the Software for internal backup and for installation purposes, and as many as are necessary for its lawful use. Licensee shall not remove, overprint or deface any notice of copyright, trademark, logo, legend or other notice of ownership from any originals or copies of the Software. Licensee shall not (and shall not allow any third party to) otherwise copy, or modify, decompile, disassemble or otherwise reverse-engineer all or any part of the Software or merge the Software into any other software, except to the extent expressly authorized by law.

6.2.                Licensee is responsible for placing and maintaining the link to the Portal Web Site on any of Licensee’s Web site(s) which Licensee desires to link to the Portal Web Site. The placement location of the link is at the sole discretion of Licensee.

6.3.                Licensee is solely responsible for promoting the Portal Web site and Licensed Product link to its clients, employees, Web site visitors, and otherwise. Licensee will use its best efforts to promote the Portal Web site and Licensed Product link. CCH is not responsible for participating in any joint promotional campaigns with Licensee unless otherwise agreed to in writing. Licensee shall avoid deceptive, misleading, or unethical practices that are or might be detrimental to the Licensed Product, CCH, customers, or the public, including any disparagement of the Licensed Product or CCH, shall knowingly make no false or misleading representations with regard to Licensed Product or CCH, and shall refrain from publishing or employing any misleading or deceptive advertising or promotional material.

6.4.                If employing essential links (see subsection 5.6(h)) into the Licensed Product, Licensee shall add CCH-provided tracking pixels at the point of entry to the Portal Web Site.

6.5.                As required by the IRS, CCH will report on Form 1099 all revenue share payments made to Licensee. Licensee is responsible for providing to CCH the Licensee’s Federal Taxpayer Identification Number upon request from CCH and per IRS guidelines and requirements.

6.6.                Licensee will comply with all the terms of CCH’s Privacy Policy, as in effect from time to time, with respect to any information it receives about End Users of the Licensed Product.

6.7.                Licensee shall be responsible for supporting, at Licensee’s sole expense, users of Licensee’s own web page(s), and for implementing the design, administrative and other functions with regard to the Portal Web Site that are enabled by the Toolkit.

6.8.                Licensee shall provide all prior year tax return data from Licensee’s eSmart Tax program to CCH in the format prescribed by CCH and shall provide this data to CCH no later than the earlier of 30 days after signing of contract, or September 17, 2010, and CCH will load said prior year data into the Licensed Program’s database so that returning End Users will have their prior year data available for use in the Licensed Program.

6.9.                Licensee agrees that the Licensed Product will be the only online tax preparation software offered by Licensee to the public during the Term of this Agreement, except that Licensee may “pilot test” their own internally developed, or developed for them under a “work for hire” agreement by a third party, in calendar year 2012.

7.      Title to the Licensed Product and Intellectual Property Rights

7.1.                Title to the Licensed Product. CCH retains all right, title and ownership interest to the Licensed Product and no such rights shall pass to Licensee under this Agreement. Licensee shall not remove or alter any copyright statement of ownership that is displayed on the Portal Web site or the Licensed Product.

7.2.     Title to and Use of CCH Marks.

a.                         Licensee hereby acknowledges and agrees that (i) the CCH Marks are owned solely and exclusively by CCH, (ii) except for the limited license granted herein, the Licensee has no rights, title or interest in or to the CCH Marks, and (iii) all use of the CCH Marks by Licensee shall inure to the benefit of CCH. Licensee shall not apply for registration of the CCH Marks (or any mark confusingly similar thereto) anywhere in the world, and shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of CCH Marks. Upon the expiration or termination of this Agreement, Licensee will promptly cease using the CCH Marks, and shall remove such CCH Marks from its Web sites, and the Web sites of its Affiliates and Corporate Accounts, except as the parties may agree in writing.

b.                        Licensee’s use of the CCH Marks shall be in accordance with CCH’s reasonable policies regarding advertising and trademark usage, as shall be established or changed from time to time at CCH’s sole discretion upon written notice to Licensee. All usage by Licensee of CCH’s Marks shall include the appropriate registered or unregistered trademark symbol and, where space reasonably permits, a legend stating that the “[CCH trademark] is a registered trademark of CCH, a Wolters Kluwer business” or a reference to the effect that third party marks are owned by their respective owners or as may otherwise be specified by CCH from time to time. Licensee shall not contract with any third party for rights regarding the use or results of use, as a search term on the Internet, of any CCH Mark, whether to trigger advertising, to obtain preferred listing of search results, or for any other purpose, nor will Licensee use any CCH Mark in the foregoing manner within any search facility on any Licensee web site. The URL of any Web site of Licensee, or its Affiliates or Corporate Accounts, which contains a link to the Portal Web Site, shall not contain any CCH Marks or the word “complete”, unless approved by CCH.

             c.                         If the Licensee fails to comply with the terms and conditions of this section, CCH may provide notice thereof to the Licensee and may terminate this Agreement, including without limitation, the License granted the Licensee, if the Licensee does not cure the failure within ten (10) days from the date of said notice.

7.3.  Title to and Use of Licensee Marks

a.                         Licensee hereby grants to CCH and its Affiliates a revocable, non-exclusive, non-transferable, worldwide and limited license to use the Licensee Marks solely in connection with the creation and operation of the Portal Web Site.

b.                        All right, title and interest in any Licensee Marks will be the exclusive property of Licensee. Except in connection with establishing, enforcing, defending or exercising CCH’s intellectual property rights or contractual rights hereunder, CCH shall not challenge in any manner the Licensee Marks.

c.                         Under the Private Label Option, Licensee shall offer the Licensed Product only in a “private label” manner, using a name that does not include the words “CompleteTax®” or “Complete” and “Tax” immediately next to each other, and can make no reference to CCH, CCH

Incorporated, Wolters Kluwer or any of their affiliates. Licensee shall not create or use any Licensee Mark that is confusingly similar to any CCH Marks, or which violates another person’s trademark rights, or is unprofessional or offensive. In addition, Licensee’s “private label” brand name for the Licensed Product must have a different look and feel than CCH’s CompleteTax® trademark, in particular using different fonts and color scheme from that of CCH’s CompleteTax® brand. CCH shall have the right of prior review and approval of the Licensee’s name for the Licensed Product, which approval shall not be unreasonably withheld or delayed.

8.              Term; Automatic Renewal; Termination

8.1.      Term; Automatic Renewal. This Agreement shall commence upon Licensee’s execution of the order form or renewal document which expressly incorporates this Agreement by reference, and shall terminate on December 31, 2012. This Agreement shall not renew without a new Agreement or an Addendum executed between the parties. The initial term and any subsequent renewal terms are referred to collectively as the “Term”.

8.2.      Termination for Breach. Notwithstanding, this Agreement may be immediately terminated by either party upon written notice to the other party if the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days after its receipt of written notice of such breach from the first party. In the case of a breach of the confidentiality provisions of this Agreement, the non-breaching party will have the right to immediately terminate this Agreement upon written notice to the other without giving the breaching party the right to cure.

8.3.      Automatic Termination. This Agreement will terminate automatically, without notice,

a.                    upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings, or any other proceedings for the settlement of its debts and such proceeding is not dismissed within sixty (60) days of its being filed,

b.                   upon either party’s making an assignment for the benefit of creditors,

c.                    upon either party’s dissolution or liquidation,

d.                   upon either party’s attempt to assign this Agreement in contravention hereof, or

e.                    upon CCH’s decision to discontinue the Licensed Product.

8.4.      Rights and Obligations upon Termination. In the event of any termination of this Agreement, the parties shall promptly discontinue all use of links, the other party’s names, content, marks and other trademarks and within thirty (30) days account and pay for all compensation/fees due under this Agreement.

8.5.      Sunset of Licensed Product. After the initial Term of this Agreement, CCH may in its discretion sunset and cease providing the Licensed Product as a commercial product at any time (“Licensed Product Sunset”). Prior to the effective date of any such Licensed Product Sunset, CCH will provide Licensee with 90 days notice of such intent to effectuate a Licensed Product Sunset; such notice obligation shall not apply to CCH’s decision at any time to simply sell or dispose of the Licensed Product or any portion of the Licensed Product, or any business, product or entity which owns, operates or is affiliated or associated with CCH or the Licensed Product (or any portion thereof), to any third party.

8.6.      Survival. Sections 1, 9, 10, 11, 12 and 15 shall survive the termination or expiration of this Agreement

9.              Representations

9.1.      Each party, to the best of its knowledge, represents to the other that: (a) it has the authority to enter into this Agreement and sufficient rights to grant any licenses granted hereby, and (b) all material on a party’s site and any material which is provided to the other party and displayed on the other party’s site will not (i) infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; or (iv) be lewd, pornographic or obscene; (v) violate any laws regarding unfair competition, antidiscrimination or false advertising; (vi) promote violence or contain hate speech.

9.2.      EXCEPT FOR THE ABOVE REPRESENTATIONS NEITHER PARTY, NOR ANY OF THEIR AFFILIATES, AGENTS, SUBCONTRACTORS AND SUPPLIERS, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.3.      Internet. THE PORTAL WEB SITE AND THE LICENSED PRODUCT ARE ACCESSED OVER THE INTERNET. LICENSEE ACKNOWLEDGES AND AGREES THAT CCH AND ITS AFFILIATES, AGENTS, SUBCONTRACTORS AND SUPPLIERS DO NOT OPERATE OR CONTROL THE INTERNET AND THAT (1) VIRUSES, WORMS, TROJAN HORSES, OR OTHER UNDESIRABLE DATA OR SOFTWARE, OR (11) UNAUTHORIZED USERS (E.G. HACKERS), MAY ATTEMPT TO OBTAIN ACCESS TO AND DAMAGE LICENSEE’S DATA, WEBSITES, COMPUTERS OR NETWORKS. CCH SHALL NOT BE RESPONSIBLE FOR PREVENTION OR EFFECTS OF SUCH ACTIVITIES.

9.4.      Professional Advice. CCH AND ITS AFFILIATES, AGENTS, SUBCONTRACTORS AND SUPPLIERS ARE NOT ENGAGED IN RENDERING LEGAL, ACCOUNTING, TAX OR OTHER PROFESSIONAL ADVICE OR SERVICES. IF LEGAL, ACCOUNTING, TAX OR OTHER EXPERT ASSISTANCE IS REQUIRED THE SERVICES OF A COMPETENT PROFESSIONAL SHOULD BE SOUGHT.

9.5.      In addition, Licensee represents, warrants and covenants to CCH that Licensee and its Affiliates and Franchisees shall comply with Internal Revenue Code Section 7216 and the regulations promulgated thereunder, and any equivalent and applicable state or local laws and regulations governing the use and disclosure of tax return information, including, without limitation, obtaining all consents required under Internal Revenue Code Section 7216 from End Users for the purpose of use and disclosure of End User tax return information in connection with the Licensee Licensed Product. CCH represents to Licensee, that CCH, consistent with its role as an auxiliary service provider as set forth under Section 6.1, shall comply with Internal Revenue Code Section 7216 and the regulations promulgated thereunder, and any equivalent and applicable state or local laws and regulations governing the use and disclosure of tax return information.

10.       Indemnification

10.1. Breach of Representations and Obligations. Each party hereby agrees to indemnify and defend the other party, from and against any and all liability, claims, losses, damages, injuries or expenses (including reasonable attorney’s fees) arising from a claim by a third party, arising out of the indemnifying party’s (i) breach, or alleged breach, of such party’s representations herein, (ii) violation of any applicable law, and (iii) material breach of the provisions of this Agreement relating to Confidential Information.

10.2. Computations. CCH hereby agrees to indemnify Licensee from and against a claim by a third party User for the amount of any IRS or state penalty and/or interest paid by User solely as a result of a computational inaccuracy in the processing of such User’s data by the Licensed Product for such Federal or state return, provided that CCH shall not be liable for the amount of any additional tax liability User may owe and

CCH’s aggregate liability hereunder with respect to any and all claims related to a User shall not exceed the amount of the fee paid by such User for the use of the Licensed Product. TO THE FULL EXTENT PERMITTED BY LAW, THE FOREGOING SETS FORTH LICENSEE’S SOLE AND EXCLUSIVE REMEDY AND THE ENTIRE OBLIGATION OF CCH AND ITS AFFILIATES, AGENTS, SUBCONTRACTORS AND SUPPLIERS WITH RESPECT TO ANY CLAIMS WITH RESPECT TO ALLEGED COMPUTATIONAL ERRORS IN THE PERFORMANCE OF THE LICENSED PRODUCT.

10.3. Intellectual Property. Should the Licensed Product, CCH Content or Software be determined to have infringed any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy, or if, in CCH’s judgment, is likely to infringe, CCH may, at its option: (i) procure for Licensee the right to continue using the Licensed Product or Software; or (ii) replace or modify it to make its use non-infringing. If neither of the foregoing alternatives are available on a basis that CCH finds commercially reasonable, then, CCH may terminate this Agreement, and Licensee shall discontinue providing links to the Licensed Product. TO THE FULL EXTENT PERMITTED BY LAW, THE FOREGOING SETS FORTH LICENSEE’S SOLE AND EXCLUSIVE REMEDY AND THE ENTIRE OBLIGATION OF CCH AND ITS AFFILIATES, AGENTS, SUBCONTRACTORS AND SUPPLIERS WITH RESPECT TO ANY INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR TRADE SECRETS OR CLAIMS WITH RESPECT TO THE USE OF THE LICENSED PRODUCT, CCH CONTENT OR SOFTWARE.

10.4. Licensee Acts. Licensee hereby agrees to indemnify and defend CCH and its affiliates, directors, officers, employees and agents, from and against any and all liability, claims, losses, damages, injuries or expenses (including reasonable attorney’s fees) that CCH may incur as a result of (i) any warranty, condition, representation, indemnity or guarantee granted by Licensee with respect to the Licensed Product in addition to or in lieu of the limited representations and warranties specified in this Agreement, (ii) any omission or inaccuracy in Licensee’s advertisements and promotional materials that relate to the Licensed Product, and (iii) any damages arising from claims with respect to the provision by Licensee of any advice, guidance or services other than the Licensed Product.

10.5. Process. The indemnity in this Section is contingent upon: (1) the indemnified party promptly notifying the indemnifying party in writing of any claim which may give rise to a claim for indemnification (provided, however that failure to provide such prompt notice to the indemnifying party shall not affect indemnification obligations hereunder in the absence of actual prejudice to the indemnifying party); (2) the indemnifying party being allowed to control the defense and settlement of such claim; and (3) the indemnified party cooperating with all reasonable requests of the indemnifying party (at the indemnifying party’s expense) in defending or settling a claim. The indemnified party shall have the right, at its option and expense, to participate in the defense of any suit or proceeding through a counsel of its own choosing. The indemnifying party may settle any such claim; provided, however, that no compromise or settlement of any claim admitting liability of, or imposing duties or restrictions upon the indemnified party may, other than the cessation of Licensee’s use of the Licensed Product, be effected without the prior written consent of the indemnified party, which shall not be unreasonably withheld or delayed.

11.       Limitation of Liability

11.1. IN NO EVENT, EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 10 OF THIS AGREEMENT, SHALL EITHER PARTY, AND ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SUBCONTRACTORS, AGENTS, SUCCESSORS, ASSIGNS, AFFILIATES OR SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR OBLIGATED UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY DIRECT, INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LICENSED PRODUCT, THE PORTAL WEB SITE, THE TOOLKIT AND/OR THE SOFTWARE EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 10 OF THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LICENSED PRODUCT, THE PORTAL WEB SITE, THE TOOLKIT AND/OR THE SOFTWARE SHALL NOT EXCEED THE TOTAL COMPENSATION PAID OR PAYABLE TO THE PARTIES UNDER THIS AGREEMENT.

12.       Confidentiality

12.1. In the performance of this Agreement each party may disclose to the other party certain confidential business information orally or in writing (“Confidential Information”). Written Confidential Information shall be marked “Confidential” and, in order for orally disclosed information to be deemed “Confidential Information” hereunder, the disclosing party must notify the receiving party in writing within ten (10) days of disclosure of oral information that such information is confidential. Neither party will disclose or use the other party’s Confidential Information except for the sole purpose of performing this Agreement, and each party will keep confidential and safeguard such information against unauthorized disclosure to others with at least the same degree of care as it exercises with its own information of a similar nature, but in no event less than reasonable care.

12.2. Confidential Information will not include information that: (i) the receiving party can demonstrate by written records was already rightfully known to that party prior to its receipt from the disclosing party; (ii) is now, or becomes in the future, public knowledge through no fault, act or omission of the receiving party; (iii) is independently developed by the receiving party without any use of or reliance on the disclosing party’s Confidential Information; (iv) is lawfully acquired by the receiving party from a third party without restriction. In addition, the receiving party may disclose Confidential Information of the disclosing party that is required to be revealed by law, provided that written notice is given in advance to the disclosing party (if not prohibited by law) so that it can seek a protective order.

13.       Security and Privacy

13.1. Security. Each party shall employ commercially reasonable security safeguards to protect User information from loss, misuse and unauthorized alteration during its storage, processing and transmission, including the use of commercially available computer security products, as well as industry standard security procedures and practices.

13.2. Privacy. CCH will make available to Licensee the names and e-mail addresses of Users that enter the Licensed Product through links from the Licensee’s Web site, including Web sites of the Licensee’s own Affiliates, Corporate Accounts and sub accounts. Subject to applicable laws and regulations, this information will only be made available in the CompleteTax Toolkit and is intended solely to allow the Licensee to track tax return status, to provide professional tax services as is clearly indicated on Licensee’s Web site, and to conduct normal communication and business processes with the Users or prospects. CCH does not sell or make available confidential client information to any third parties and will limit the use of personal User information, as needed, to transact the filing of tax returns, payment of necessary fees or as required by law. Licensee must also comply with applicable laws and regulations, this Agreement, Licensee’s privacy policy, and its other published statements in handling, using and disclosing any User information.

14.       Publicity

14.1. Publicity. Except as provided in Section 7 herein, neither party shall use the other party’s name in any public statements, advertisements, promotional or marketing materials, press releases and other announcements (collectively, “publicity”) relating to this Agreement without the prior written approval of the other party (except for any disclosures required by applicable law, e.g., securities laws). Each party shall cooperate with the other to provide prompt review of all proposed publicity material.

15.       General

15.1. No Third Party Beneficiaries. Except for any indemnified parties set forth in Section 10 or permitted assigns, no provisions of this Agreement, express or implied, create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement, provided, however, that the provisions of this Agreement shall operate for the benefit of, and may be enforced by, any person that has licensed to CCH any of the materials in the Licensed Product. The parties acknowledge and agree that each party has entered into this Agreement as an independent contractor, and nothing herein will be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties. Nothing in this Agreement will be construed to make Licensee an employee, franchisee, joint venturer or partner of CCH. Except as otherwise provided in this Agreement, Licensee will neither have nor represent itself to have any authority to act on CCH’s behalf, or incur any expense or obligation in the name of CCH except as expressly authorized herein.

15.2. Applicable Law; Severability; Attorneys’ Fees; Waiver of Jury Trial. This Agreement and the performance of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the conflict of laws provisions thereof. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. No term or provision hereof shall be deemed waived or any breach excused, unless such waiver or consent shall be in writing and signed by the party claimed by the other to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.

15.3. No Assignment. Except as expressly provided herein, neither party shall have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other party and any such attempt shall be void, except that a party may assign and transfer this Agreement and its right and obligations hereunder to any third party who succeeds to substantially all of its business or assets, or in the case of CCH, succeeds to substantially all of its CompleteTax program business or assets.

15.4. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings, letters of intent or other Agreements, written or oral, regarding such subject matter. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by both parties, other than an amendment by CCH of Exhibit A applicable to a forthcoming renewal term.

15.5. Force Majeure. Neither party hereto shall be deemed to be in default of any provision of this Agreement or for failure in performance, resulting from acts or events beyond the reasonable control of such party and arising without its fault or negligence, provided that prompt written notice of any such act or event is given to the other party. Such acts shall include, but not be limited to, acts of God, civil or military authority, interruption of electric or telecommunication services, civil disturbances, acts of war or terrorists, strikes, fires, floods or other catastrophes.

15.6. Notices. All notices, requests, demands or other communications hereunder shall be in writing, and shall be deemed to have been adequately given and delivered: (a) upon personal delivery (including personal delivery by overnight messenger) to the party to be notified; or (b) five (5) business days after deposit with registered or certified mail, return receipt requested, prepaid and addressed to the party to be notified at the address set forth below (or such other address as shall be given in writing by either party to the other) ); or (c) the first business day after sending by e-mail to the party to be notified (but only if actually received by such party) at the e-mail address set forth below (or such other email address as shall be given in writing by either party to the other); or (d) the first business day after sending by facsimile (with confirmation) to the party to be notified at the facsimile number set forth below (or such other number as shall be given in writing by either party to the other). To CCH: CCH Incorporated, 20101 Hamilton Avenue, Suite 200, Torrance, CA 90502, Attn: CompleteTax Online Tax Prep. Facsimile number: 1-888-960-7772; E-mail address: info@completetax.com. To Licensee: at the address (including e-mail address and facsimile number) provided in the order form or renewal document which expressly incorporates this Agreement by reference.

EXHIBIT A: 2010-2011 PRICING AND REVENUE SHARING

The following terms apply for the processing of 2010 and 2011 tax year returns, which pricing terms terminate on December 31, 2012.

Private Label Option:

a.           Licensee will pay CCH an initial, one time nonrefundable license fee of *** for the set-up, maintenance, and support of the CompleteTax Private Label Option. Set-up and maintenance includes, and is limited to, assessing Licensee’s End User License Agreement and the License’s Privacy Policy (both of which shall be in substantially the same form as the then current CCH End User License Agreement and Privacy Policy); and the development of a custom interface to Licensee’s Bank Processing System (in accordance with Licensee specifications).

b.          Any additional customization of the License Product must be completed by CCH and is subject to its approval, such approval not to be unreasonably withheld. Custom work will be done at a rate of *** per man hour and on a schedule subject to CCH’s resource availability.

c.           Licensee’s Revenue share will not apply until *** Federal tax returns are completed for each tax year. Once the minimum threshold of *** completed federal returns is satisfied, Licensee is entitled to the balance of Net Revenue for all returns completed (including first ***) through the Portal Web Site.

d.          If Licensee facilitates any Bank Products to customers who have completed a tax return using the License Product, all revenues from the facilitation of Bank Products shall belong exclusively to Licensee.

e.          The table below reflects the expected CCH CompleteTax list prices for the periods indicated. Licensee shall have the right to raise the prices for the Licensed Program without any approval from CCH. However, if Licensee decides to lower the prices for the Licensed Program by an amount greater than *** from the then current CCH price, Licensee must notify CCH of such proposed reduction and shall be subject to CCH’s agreement as to the lower prices, such agreement to not be unreasonably withheld.

Dates	Basic/Free	Deluxe		Premium		Premium + State		State
Launch - ***		$	***	$	***	$	***	$	***
***		$	***	$	***	$	***	$	***
***		$	***	$	***	$	***	$	***

Please note that the above prices are still tentative at this time and that the actual CCH prices as of the date the CCH CompleteTax product goes live shall be substituted for the above as though included in the Agreement when signed.

f.             Licensee can set the price for the Basic, Deluxe and Premium and State Products at any level Licensee so chooses, subject CCH’s acceptance as to the minimum prices charged, such acceptance to not be unreasonably withheld and may change the pricing at any time, again subject to CCH’s acceptance as to the minimum as stated above.

Net Revenue is shared between CCH and Licensee as follows:

i.                  CCH is entitled to retain *** of each tax return filing fee. In the event of a totally free return (i.e., no license fee is collected for a Federal or a state return, except as to the use of a Promotion Code as described below) License shall have not obligation to pay CCH any money for such returns.

ii.               Licensee’s use of the Promotion Codes, described in subsection 5.6.e. is solely at Licensee’s discretion. CCH shall keep *** of the share in the revenue (but not less than *** per return) from returns processed using Promotion Codes.

iii.            After deducting the CCH share, CCH will pay the remaining Net Revenue balance to Licensee.

SUBMIT VIA FAX: 888. 878.4445

COMPLETETAX® PROGRAM ORDER FORM
(2010 & 2011 Tax Year Returns)

The CompleteTax Software described herein is provided pursuant to the attached CompleteTax® Program License Agreement (“Agreement”), which is incorporated herein by reference. A complete copy of the Agreement accompanies this Order Form and by executing this Order Form you are hereby agreeing to be bound by all of the terms and conditions set forth in the Agreement.

PLEASE PRINT CLEARLY - ALL FIELDS REQUIRED

Company Name:	JTH Tax, Inc. d/b/a Liberty Tax Service
Contact Name:	Ray Shively
Shipping Address:		1719 Corporate Landing Parkway
Billing Address (if different):
City:	Virginia Beach	State:	VA	Zip:	23454
Phone Number:		Fax Number:
Email Address:
Website URL:

CompleteTax Software – Standalone

370600	☒	Private Label	License Fee: $ ***	$

CompleteTax Software Order Total				$
(Plus Applicable State and local tax when your order is billed.)

* By signing below, you indicate your agreement with the terms and, conditions of the CompleteTax® Program License Agreement and this Order Form.

Signature:	/s/ Raymond S. Shiveley

Date:	8/24/10

Payment Information

☐ Bill my account Charge By: ☐ VISA ☐ MC ☐ AMEX	Authorized Charge Amount ***

Credit Card Number:	Exp Date:

Cardholder Name:	Signature:

Cardholder Address:

CCH USE ONLY: SPECIAL INSTRUCTIONS:

CCH REVENUE SHARE: *** to CCH / *** to Liberty

TAX RETURN PRICE:	Free: $0	Basic: *	Premium: *	Deluxe: *	State: *

• Pricing to be set by Licensee, subject to the provisions for minimum pricing.

PM APPROVAL:	/s/ [ILLEGIBLE]	DATE:	8/25/10

MAILING ADDRESS: 20101 HAMILTON AVENUE, ONLINE TAX PREP, SUITE 200, TORRANCE, CA 90502